SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 20, 2005

ADAPTEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

691 S. Milpitas Boulevard Milpitas, CA 95035
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (408) 945-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 20, 2005, in connection with the appointment of Mr. Subramanian Sundaresh as Executive Vice President of Adaptec, Inc. (the “Company”) responsible for all product development and worldwide marketing, the Company and Mr. Sundaresh entered into an offer letter (the “Offer Letter”), effective May 23, 2005 (the “Effective Date”).

The Offer Letter provides that Mr. Sundaresh will receive an annual base salary of $325,000.  Mr. Sundaresh is also eligible to participate in the Company’s Quarterly Variable Incentive Plan (“VIP”) and Annual Incentive Plan (“AIP”).  The VIP plan is based on individual achievement of quarterly objectives and is targeted at up to 4% of his base salary.  The AIP plan is based on the financial performance of the Company and is targeted at up to 60% of his base salary.

Mr. Sundaresh was granted a options to purchase 300,000 shares of the Company’s common stock, of which 136,985 shares were incentive stock options and 163,015 shares were non-qualified stock options, at an exercise price equal to the closing market price of the Company’s common stock on the Nasdaq National Market on the day prior to the Effective Date.  These options are scheduled to vest at a rate of 20% on the one-year anniversary of the Effective Date and quarterly thereafter for four years at a rate of 5%.  Vesting is subject to Mr. Sundaresh’s continued employment with the Company on each scheduled vesting date.

A copy of Mr. Sundaresh’s Offer Letter is attached as Exhibit 10.01 to this Current Report on Form 8-K.

Item 9.01.                                          Financial Statements and Exhibits

(c)                                  Exhibits

10.01                     Offer letter of Mr. Subramanian Sundaresh, effective as of May 23, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAPTEC, INC.

By:	/s/ Marshall L. Mohr
Marshall L. Mohr
Vice President and Chief Financial Officer
Date: May 26, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.01	Offer letter of Mr. Subramanian Sundaresh, effective as of May 23, 2005.